Exhibit 10.2

EXECUTION VERSION

MORTGAGE ASSET PURCHASE AGREEMENT

This MORTGAGE ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of June 14, 2018 by and between Arbor Realty SR, Inc., a Maryland corporation (the “Seller”), and Arbor Realty Commercial Real Estate Notes 2018-FL1, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (the “Issuer” and, in some instances, the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Issuer desires to purchase from the Seller and the Seller desires to sell to the Issuer an initial portfolio of mortgage assets (“Initial Mortgage Assets”);

WHEREAS, in connection with the sale of such mortgage assets to the Issuer, the Seller desires to release any interest it may have in the mortgage assets and desires to make certain representations and warranties regarding the mortgage assets;

WHEREAS, pursuant to an indenture, dated as of June 14, 2018 (the “Indenture”), by and among the Issuer, the Co-Issuer (hereinafter defined), U.S. Bank National Association, as trustee, paying agent, calculation agent, transfer agent, custodial securities intermediary, backup advancing agent and notes registrar (together with any successor trustee permitted under the Indenture, the “Trustee”), U.S. Bank National Association, as custodian and Arbor Realty SR, Inc., as advancing agent, (A) the Issuer and Arbor Realty Commercial Real Estate Notes 2018-FL1, LLC, a Delaware limited liability company (the “Co-Issuer”), intend to issue the U.S.$308,000,000 Class A Senior Secured Floating Rate Notes Due 2028 (the “Class A Notes”), the U.S.$50,400,000 Class A-S Senior Secured Floating Rate Notes Due 2028 (the “Class A-S Notes”), the U.S.$22,400,000 Class B Secured Floating Rate Notes Due 2028 (the “Class B Notes”), the U.S.$23,100,000 Class C Secured Floating Rate Notes Due 2028 (the “Class C Notes”) and the U.S.$37,100,000 Class D Secured Floating Rate Notes Due 2028 (the “Class D Notes”, and together with Class A Notes, Class A-S Notes, Class B Notes and Class C Notes, the “Offered Notes”), and (B) the Issuer intends to issue the U.S.$30,800,000 Class E Floating Rate Notes Due 2028 (the “Class E Notes”) and the U.S.$22,400,000 Class F Floating Rate Notes Due 2028 (the “Class F Notes” and, together with the Class E Notes and the Offered Notes, the “Notes”);

WHEREAS, pursuant to its Governing Documents, certain resolutions of its Board of Directors and a preferred share paying agency agreement, the Issuer also intends to issue the U.S.$65,800,000 aggregate notional amount preferred shares (the “Preferred Shares” and, together with the Notes, the “Securities”);

WHEREAS, the Issuer intends to pledge the mortgage assets purchased hereunder by the Issuer to the Trustee as security for the Offered Notes;

NOW, THEREFORE, the parties hereto agree as follows:

1.             Defined Terms.

Capitalized terms used and not otherwise defined herein shall have the same meanings ascribed to such terms in the Indenture.

“Accountants’ Due Diligence Report”:  The meaning specified in Section 4(l) hereof.

“Assignment of Leases, Rents and Profits”:  With respect to any Mortgage, an assignment of leases thereunder, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the Underlying Mortgaged Property is located to reflect the assignment of leases to the Mortgagee.

“Assignment of Mortgage”:  With respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Underlying Mortgaged Property is located to reflect the assignment of the Mortgage to the Mortgagee.

“Borrower”:  The borrower under a Mortgage Loan.

“Closing Date”:  The meaning specified in Section 2(b) hereof.

“Collateral File”:  With respect to any Mortgage Asset, the Underlying Instruments.

“Companion Loan”: Any Non-Acquired Participation.

“Cut-off Date”:  Has the same meaning as Reference Date.

“Cut-off Date Stated Principal Balance”:  With respect to each Mortgage Loan, the outstanding principal balance of the Underlying Note as of the Cut-off Date.

“Exception Schedule”: The schedule identifying any exceptions to the representations and warranties made with respect to the Mortgage Assets conveyed hereunder, which is attached hereto as Schedule 1(a).

“Exchange Act”:  The meaning specified in Section 4(l) hereof.

“Form 15G”:  The meaning specified in Section 4(m) hereof.

“Junior Participation”: One or more junior participation interests (or B notes in a Whole Loan.

“Loan Documents”:  The documents evidencing a Mortgage Loan.

“Loss Value Payment”:  The meaning specified in Section 4(e) hereof.

“Mortgage”:  With respect to each Mortgage Asset, the mortgage, deed of trust, deed to secure debt or similar instrument that secures the Underlying Note and creates a lien on the fee or leasehold interest in the related Underlying Mortgaged Property.

“Mortgagee”: With respect to each Mortgage Loan, the party secured by the related Mortgage.

“Mortgage Asset”:  Each Whole Loan or Participation identified on Exhibit A hereto.

“Mortgage File”:  The file containing the Loan Documents.

“Mortgage Loan”:  With respect to (1) each Mortgage Asset that is a Whole Loan, such Whole Loan and (2) with respect to each Mortgage Asset that is a Participation, the underlying Whole Loan in which such Participation represents an interest.

“Mortgage Rate”:  The stated rate of interest on a Mortgage Loan.

“Mortgaged Property”:  With respect to each Mortgage Loan, the real property securing such Mortgage Loan.

“Participation”: Any Senior Participation or Junior Participation.

“Participation Agreement”: With respect to each Mortgage Asset that is a Participation, the participation agreement and/or sub-participation agreement that governs the rights and obligations of the holders of such Participation and the related Non-Acquired Participations.

“Qualifying REIT Subsidiary”:  As defined in the Indenture.

“Reference Date”:  With respect to each Mortgage Asset and Mortgage Loan, the later of April 1, 2018, or the related asset origination date.

“Senior Participation”:  A senior participation interest in a Whole Loan.

“Servicing File”:  The file maintained by the servicer with respect to each Mortgage Asset.

“Stated Principal Balance”:  With respect to each Mortgage Asset and Mortgage Loan, the outstanding principal balance thereof.

“UCC”:  The applicable Uniform Commercial Code.

“Underlying Note or Note”:  With respect to each Mortgage Loan, the promissory note evidencing the indebtedness of the related Underlying Obligor, together with any rider, addendum or amendment thereto, or any renewal, substitution or replacement of such note.

“Underlying Obligor”:  With respect to any Mortgage Loan, the related Borrower or other obligor thereunder.

“Whole Loan”:  A mortgage loan secured by a first mortgage lien on one or more multi-family properties (including student housing properties) or office properties, industrial properties, retail properties, healthcare properties, hospitality properties or self-storage properties.

2.             Purchase and Sale of the Mortgage Assets.

(a)           Set forth in Exhibit A hereto is a list of Mortgage Assets and certain other information with respect to each of the Mortgage Assets.  The Seller agrees to sell to the Issuer, and the Issuer agrees to purchase from the Seller, all of the Mortgage Assets at an aggregate purchase price of U.S.$494,281,207.91 plus accrued interest (the “Purchase Price”).  Immediately prior to such sale, the Seller hereby conveys and assigns all right, title and interest it may have in such Mortgage Asset to the Issuer.

(b)           Delivery or transfer of the Mortgage Assets shall be made on or about June 14, 2018 (the “Closing Date”) at the time and in the manner agreed upon by the parties. Upon receipt of evidence of the delivery or transfer of the Mortgage Assets to the Issuer or its designee, the Issuer shall pay or cause to be paid to the Seller the Purchase Price in the manner agreed upon by the Seller and the Issuer.

3.             Conditions.

The obligations of the parties under this Agreement are subject to satisfaction of the following conditions:

(a)           the representations and warranties contained herein shall be accurate and complete;

(b)           on the Closing Date, counsel for the Issuer shall have been furnished with all such documents, certificates and opinions as such counsel may reasonably request in order to evidence the accuracy and completeness of any of the representations, warranties or statements of the Seller, the performance of any of the obligations of the Seller hereunder or the fulfillment of any of the conditions herein contained; and

(c)           the issuance of the Securities and receipt by the Issuer of full payment therefor.

4.             Covenants, Representations and Warranties.

(a)           Each party hereby represents and warrants to the other party that (i) it is duly organized or incorporated, as the case may be, and validly existing as an entity under the laws of the jurisdiction in which it is incorporated, chartered or organized, (ii) it has the requisite power and authority to enter into and perform this Agreement, and (iii) this Agreement has been duly authorized by all necessary action, has been duly executed by one or more duly authorized officers and is the valid and binding agreement of such party enforceable against such party in accordance with its terms.

(b)           The Seller further represents and warrants to the Issuer that:

(i)       immediately prior to the sale of the Mortgage Assets to the Issuer, the Seller shall own the Mortgage Assets, shall have good and marketable title thereto, free and clear of any pledge, lien, security interest, charge, claim, equity, or encumbrance of any kind, and upon the delivery or transfer of the Mortgage Assets to the Issuer as contemplated herein, the Issuer shall receive good and marketable title to the Mortgage Assets, free and clear of any pledge, lien, security interest, charge, claim, equity or encumbrance of any kind;

(ii)      the Seller acquired its ownership in the Mortgage Assets in good faith without notice of any adverse claim, and upon the delivery or transfer of the Mortgage Assets to the Issuer as contemplated herein, the Issuer shall acquire ownership in the Mortgage Assets in good faith without notice of any adverse claim;

(iii)     the Seller has not assigned, pledged or otherwise encumbered any interest in the Mortgage Assets (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released);

(iv)    none of the execution, delivery or performance by the Seller of this Agreement shall (x) conflict with, result in any breach of or constitute a default (or an event which, with the giving of notice or passage of time, or both, would constitute a default) under, any term or provision of the organizational documents of the Seller, or any material indenture, agreement, order, decree or other material instrument to which the Seller is party or by which the Seller is bound which materially adversely affects the Seller’s ability to perform its obligations hereunder or (y) violate any provision of any law, rule or regulation applicable to the Seller of any regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Seller or its properties which has a material adverse effect;

(v)     no consent, license, approval or authorization from, or registration or qualification with, any governmental body, agency or authority, nor any consent, approval, waiver or notification of any creditor or lessor is required in connection with the execution, delivery and performance by the Seller of this Agreement the failure of which to obtain would have a material adverse effect except such as have been obtained and are in full force and effect;

(vi)    it has adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.  It is generally able to pay, and as of the date hereof is paying, its debts as they come due.  It has not become or is not presently, financially insolvent nor will it be made insolvent by virtue of its execution of or performance under any of the provisions of this Agreement within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction.  It has not entered into this Agreement or the transactions effectuated hereby in contemplation of insolvency or with intent to hinder, delay or defraud any creditor;

(vii)   no proceedings are pending or, to its knowledge, threatened against it before any federal, state or other governmental agency, authority, administrative or regulatory body, arbitrator, court or other tribunal, foreign or domestic, which, singularly or in the aggregate, could  materially and adversely affect the ability of the Seller to perform any of its obligations under this Agreement; and

(viii)  the consideration received by it upon the sale of the Mortgage Assets owned by it constitutes fair consideration and reasonably equivalent value for such Mortgage Assets.

(c)           the Seller further represents and warrants to the Issuer that:

(i)       the Underlying Instruments with respect to each Mortgage Asset do not prohibit the Issuer from granting a security interest in and assigning and pledging such Mortgage Asset to the Trustee;

(ii)      the information set forth with respect to the Mortgage Assets in Schedule A of the Indenture is true and correct;

(iii)     none of the Mortgage Assets will cause the Issuer to have payments subject to foreign or United States withholding tax;

(iv)    with respect to each Mortgage Asset, except as set forth in the Exception Schedule, the representations and warranties set forth in Schedule 1 are true and correct; and

(v)     the Seller has delivered to the Issuer or its designee (A) the original of any note (or a copy of such note together with a lost note affidavit and indemnity), certificate or other instrument, if any, constituting or evidencing such Mortgage Asset together with an assignment in blank and all other assignment documents reasonably necessary to evidence the transfer of the Mortgage Asset including, where applicable, UCC assignments and any other Underlying Instrument and copies of any other documents related to the Mortgage Asset in the Seller’s possession, including copies of any related mortgage loan documents if the Mortgage Asset is a Mortgage Loan, related to such Mortgage Asset the delivery of which is necessary to perfect the security interest of the Trustee in such Mortgage Asset and (B) copies of the Underlying Instruments.

(d)           For purposes of the representations and warranties set forth in Schedule 1, the phrases “to the knowledge of the Seller” or “to the Seller’s knowledge” shall mean, except where otherwise expressly set forth in a particular representation and warranty, the actual state of knowledge of the Seller or any servicer acting on its behalf regarding the matters referred to, in each case:  (i) at the time of the Seller’s origination or acquisition of the particular Mortgage Asset, after the Seller having conducted such inquiry and due diligence into such matters as would be customarily performed by a prudent institutional commercial or multifamily, as applicable, mortgage lender; and (ii) subsequent to such origination, the Seller having utilized monitoring practices that would be utilized by a prudent institutional commercial or multifamily, as applicable, mortgage lender and having made prudent inquiry as to the knowledge of the servicer servicing such Mortgage Asset on its behalf.  Also, for purposes of such representations and warranties, the phrases “to the actual knowledge of the Seller” or “to the Seller’s actual knowledge” shall mean, except where otherwise expressly set forth below, the actual state of knowledge of the Seller or any servicer acting on its behalf without any express or implied obligation to make inquiry.  All information contained in documents which are part of or required to be part of a Collateral File shall be deemed to be within the knowledge and the actual knowledge of the Seller.  Wherever there is a reference to receipt by, or possession of, the Seller of any information or documents, or to any action taken by the Seller or not taken by the Seller, such reference shall include the receipt or possession of such information or documents by, or the taking of such action or the failure to take such action by, the Seller or any servicer acting on its behalf.

(e)           If the Seller receives written notice of a breach of a representation or a warranty pursuant to this Agreement relating to any Mortgage Asset, which breach materially and adversely affects the value of such Mortgage Asset, the value of the related Mortgaged Property or the interests of the Trustee or any Noteholder therein, then the Seller shall (1) not later than 90 days from receipt of such notice or discovery by the Seller, cure such breach (to the extent such breach is capable of being cured), (2) subject to the consent of a Majority of each Class of Notes (excluding any Note held by the Seller or any of its affiliates), make a Cash payment to the Issuer in an amount that the Collateral Manager, on behalf of the Issuer, subject to the consent of a Majority of each Class of Notes (excluding any Note held by the Seller or any of its affiliates), determines is sufficient to compensate the Issuer for such breach of representation or warranty (such payment, a “Loss Value Payment”), which Loss Value Payment will be deemed to cure such breach of representation or warranty, or (3) if such breach cannot be cured within such 90-day period, repurchase the affected Mortgage Asset not later than the end of such 90-day period at the Repurchase Price (as defined in Section 16.3(c) of the Indenture)

(f)            The Seller hereby acknowledges and consents to the collateral assignment by the Issuer of this Agreement and all right, title and interest thereto to the Trustee, for the benefit of the Noteholders, as required in Sections 15.1(f)(i) and (ii) of the Indenture.

(g)           The Seller hereby covenants and agrees that it shall perform any provisions of the Indenture made expressly applicable to the Seller by the Indenture, as required by Section 15.1(f)(i) of the Indenture.

(h)           The Seller hereby covenants and agrees that all of the representations, covenants and agreements made by or otherwise entered into by it in this Agreement shall also be for the benefit of the Trustee and the Noteholders, as required by Section 15.1(f)(ii) of the Indenture and agrees that enforcement of any rights hereunder by the Trustee shall have the same force and effect as if the right or remedy had been enforced or executed by the Issuer but that such rights and remedies shall not be any greater than the rights and remedies of the Issuer under Section 4(e) above.

(i)            On or prior to the Closing Date, the Seller shall deliver the Underlying Instruments to the Issuer or, at the direction of the Issuer, to the Trustee, with respect to each Mortgage Asset sold to the Issuer hereunder.  The Seller hereby covenants and agrees, as required by Section 15.1(f)(iii) of the Indenture, that it shall deliver to the Trustee duplicate original copies of all notices, statements, communications and instruments delivered or required to be delivered to the Issuer by each party pursuant to this Agreement.

(j)            The Seller hereby covenants and agrees, as required by Section 15.1(f)(iv) of the Indenture, that it shall not enter into any agreement amending, modifying or terminating this Agreement (other than in respect of an amendment or modification to cure any inconsistency, ambiguity or manifest error), without notifying the Rating Agencies.

(k)           The Seller hereby covenants, that at all times (1) Seller will qualify as a REIT for federal income tax purposes and the Issuer will qualify as a Qualified REIT Subsidiary (or other disregarded entity) of Seller for federal income tax purposes, (2) based on an Opinion of Counsel, the Issuer will be treated as a Qualified REIT Subsidiary (or other disregarded entity) of a REIT other than Seller, or (3) based on an Opinion of Counsel, the Issuer will be treated as a foreign corporation that will not be treated as engaged in a trade or business in the United States for U.S. federal income tax purposes.

(l)            Except for the agreed-upon procedures report obtained from a nationally recognized accounting firm for due diligence services with respect to certain information regarding the Mortgage Assets to be conveyed to the Issuer (such report, the “Accountants’ Due Diligence Report”), the Seller has not obtained and shall not obtain any “third party due diligence report” (as defined in Rule 15Ga-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in connection with the securitization transaction contemplated by the recitals hereto.

(m)          The Purchaser (A) prepared or caused to be prepared a report on Form ABS-15G (the “Form 15G”) containing the findings and conclusions of the Accountants’ Due Diligence Report and meeting all other requirements of that Rule 15Ga-2 under the Exchange Act, any other rules and regulations of the Securities and Exchange Commission and the Exchange Act; (B) provided a copy of the final draft of the Form 15G to the Placement Agent at least seven Business Days before the first sale of any Notes; and (C) furnished the Form 15G to the Securities and Exchange Commission on Electronic Data Gathering, Analysis and Retrieval System (EDGAR) at least five Business Days before the first sale of any Notes as required by Rule 15Ga-2 under the Exchange Act.

5.             Sale.

It is the intention of the parties hereto that the transfer and assignment contemplated by this Agreement shall constitute a sale of the Mortgage Assets from the Seller to the Issuer and the beneficial interest in and title to the Mortgage Assets shall not be part of the Seller’s estate in the event of the filing of a bankruptcy petition by or against the Seller under any bankruptcy law. In the event that, notwithstanding the intent of the parties hereto, the transfer and assignment contemplated hereby is held not to be a sale (for non-tax purposes), this Agreement shall constitute a security agreement under applicable law, and, in such event, the Seller shall be deemed to have granted, and the Seller hereby grants, to the Issuer a security interest in the Mortgage Assets for the benefit of the Secured Parties and its assignees as security for the Seller’s obligations hereunder and the Seller consents to the pledge of the Mortgage Assets to the Trustee.

6.             Non-Petition.

The Seller agrees not to institute against, or join any other Person in instituting against the Issuer any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under U.S. federal or state bankruptcy or similar laws in any jurisdiction until at least one year and one day or, if longer, the applicable preference period then in effect after the payment in full of all Notes issued under the Indenture.  This Section 6 shall survive the termination of this Agreement for any reason whatsoever.

7.             Amendments.

This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement by the parties hereto and receipt by the parties hereto of prior written confirmation of each Rating Agency that such amendment or modification shall not cause the rating of the Notes to be reduced.

8.             Communications.

Except as may be otherwise agreed between the parties, all communications hereunder shall be made in writing to the relevant party by personal delivery or by courier or first-class registered mail, or the closest local equivalent thereto, or by facsimile transmission confirmed by personal delivery or by courier or first-class registered mail as follows:

To the Seller:                                                                         Arbor Realty SR, Inc.
333 Earle Ovington Boulevard, 9th Floor
Uniondale, New York 11553
Attention:  Executive Vice President — Structured Securitization
Telephone Number:  (212) 389-6546
Facsimile Number:  (212) 389-6573

To the Issuer:                                                                      Arbor Realty Commercial Real Estate Notes 2018-FL1, Ltd.

c/o MaplesFS Limited
P.O. Box 1093
Boundary Hall, Cricket Square
Grand Cayman, KY1-1102 Cayman Islands
Attention:  The Directors
Telephone Number:  (345) 945-7099
Facsimile Number:  (345) 945-7100

with a copy to the Collateral Manager (as addressed above);

or to such other address, telephone number or facsimile number as either party may notify to the other in accordance with the terms hereof from time to time. Any communications hereunder shall be effective upon receipt.

9.             Governing Law and Consent to Jurisdiction.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF (OTHER THAN TITLE 14 OF ARTICLE 5 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b)           The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and any court in the State of New York located in the City and County of New York, and any appellate court hearing appeals from the Courts mentioned above, in any action, suit or proceeding brought against it and to or in connection with this Agreement or the transaction contemplated hereunder or for recognition or enforcement of any judgment, and the parties hereto hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard or determined in such New York State court or, to the extent permitted by law, in such federal court. The parties hereto agree that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. To the extent permitted by applicable law, the parties hereto hereby waive and agree not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, that the suit, action or proceeding is brought in any inconvenient forum, that the venue of the suit, action or proceeding is improper or that the subject matter thereof may not be litigated in or by such courts.

(c)           To the extent permitted by applicable law, the parties hereto shall not seek and hereby waive the right to any review of the judgment of any such court by any court of any other nation or jurisdiction which may be called upon to grant an enforcement of such judgment.

(d)           The Issuer appoints CT Corporation System, 111 8th Avenue, 13th Floor, New York, New York 10011, as its agent for service of process in New York in respect of any such suit, action or proceeding. The Issuer agrees that service of such process upon such agent shall constitute personal service of such process upon it.

(e)           The Seller irrevocably consents to the service of any and all process in any action or proceeding by the mailing by certified mail, return receipt requested, or delivery requiring proof of delivery of copies of such process to it at the address set forth in Section 8 hereof.

10.          Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

11.          Limited Recourse Agreement.

All obligations of the Issuer arising hereunder or in connection herewith are limited in recourse to the Pledged Mortgage Assets and to the extent the proceeds of the Pledged Mortgage Assets, when applied in accordance with the Priority of Payments, are insufficient to meet the obligations of the Issuer hereunder in full, the Issuer shall have no further liability in respect of any such outstanding obligations and any obligations of, and claims against, the Issuer, arising hereunder or in connection herewith, shall be extinguished and shall not thereafter revive.  The obligations of the Issuer hereunder or in connection herewith will be solely the corporate obligations of the Issuer and the Seller will not have recourse to any of the directors, officers, employees, shareholders or affiliates of the Issuer with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated hereby or in connection herewith.  This Section 11 shall survive the termination of this Agreement for any reason whatsoever.

12.          Assignment and Assumption

With respect to the Mortgage Assets that are subject to a Participation Agreement, the parties hereto intend that the provisions of this Section 12 serve as an assignment and assumption agreement between the Seller, as the assignor, and the Issuer, as the assignee.  Accordingly, the Seller hereby (and in accordance with and subject to all other applicable provisions of this Agreement) assigns, grants, sells, transfers, delivers, sets over, and conveys to the Issuer all right, title and interest of the Seller in, to and arising out of the related Participation Agreement and the Issuer hereby accepts (subject to applicable provisions of this Agreement) the foregoing assignment and assumes all of the rights and obligations of the Seller with respect to related Participation Agreement from and after the Closing Date.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Mortgage Assets Purchase Agreement as of the day and year first above written.

ARBOR REALTY SR, INC.

By:
Name:
Title:

ARBOR REALTY COMMERCIAL REAL ESTATE NOTES 2018-FL1, LTD.

By:
Name:
Title:

Mortgage Asset Purchase
Agreement

Exhibit A

LIST OF INITIAL MORTGAGE ASSETS

Mortgage Asset	Unpaid Principal Balance(1)
Planet Self Storage Portfolio	$48,000,000.00
Central West End	$48,000,000.00	(2)
Georgia Portfolio	$34,000,000.00
The Redford	$32,350,000.00
Preston Hollow	$29,000,000.00
The Katy Apartments	$29,000,000.00
Oaks at Park South	$28,789,132.98
Maystone at Wakefield	$20,000,000.00
Blue Lake Villas	$18,500,000.00
Landmark at Mountain View	$18,000,000.00
St. Moritz Apartments	$17,150,000.00
Willow Point Apartments	$16,500,000.00
Captain’s Quarters I	$16,000,000.00
Wilshire Victoria Apartments	$14,873,607.19
Hudson Valley Portfolio	$13,100,000.00
Carrington Park I	$13,080,090.94
Campus Commons	$13,000,000.00
King Arthur - Draper	$13,000,000.00
The Mark Apartments	$13,000,000.00
Cypress Village Apartments	$12,600,000.00
309 East 75th Street	$12,910,000.00
160 Van Brunt Street	$12,151,000.00
Raintree Apartments	$6,200,000.00
King Arthur — West Valley City	$5,800,000.00
528 East 85th Street	$5,060,000.00
Grancare	$4,625,000.00
Carrington Park II	$4,000,136.30
Housing Investors Portfolio Alabama II	$3,400,000.00
Total	$502,088,967.41

(1) For each Initial Mortgage Asset, as of the Reference Date.

(2) Including all RDD Funding Advances in connection with Central West End, in an aggregate amount of $7,664,744.00.

Ex. A-1

SCHEDULE 1

REPRESENTATIONS AND WARRANTIES
REGARDING MORTGAGE ASSETS

(1)                                 Whole Loan; Ownership of Mortgage Assets.  Except for the Mortgage Assets identified that are Senior Participations, each Closing Date Mortgage Asset is a whole loan and not a participation interest in a Mortgage Loan.  Each Ramp-Up Mortgage Asset and Reinvestment Mortgage Asset that is a Senior Participation is a senior portion (or a pari passu interest in a senior portion) of a whole mortgage loan.  At the time of the sale, transfer and assignment to Purchaser, no Note, Mortgage or Senior Participation was subject to any assignment (other than assignments to the Seller), participation (other than with respect to the Senior Participations) or pledge, and the Seller had good title to, and was the sole owner of, each Mortgage Asset free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to the Senior Participations), any other ownership interests on, in or to such Mortgage Asset other than any servicing rights appointment or similar agreement.  The Seller has full right and authority to sell, assign and transfer each Mortgage Asset, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Mortgage Asset free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to the Senior Participations), any other ownership interests on, in or to such Mortgage Asset other than any servicing rights appointment or similar agreement.

(2)                                 Loan Document Status.  Each related Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related borrower, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance or prepayment fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related borrower with respect to any of the related Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Note, Mortgage or other Loan Documents.

(3)                                 Mortgage Provisions.  The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)                                 Mortgage Status; Waivers and Modifications.  Since origination and except prior to the Reference Date by written instruments set forth in the related Mortgage File (a) the material terms of such Mortgage, Note, Mortgage Loan guaranty, participation agreement, if applicable, and related Loan Documents have not

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been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related borrower nor the related guarantor nor the related Participating Institution has been released from its material obligations under the Mortgage Loan or participation agreement, if applicable.

(5)                                 Lien; Valid Assignment.  Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits from the Seller constitutes a legal, valid and binding assignment from the Seller.  Each related Mortgage is a legal, valid and enforceable first lien on the related borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount subject to the Title Exceptions, Permitted Encumbrances and Standard Qualifications (each as defined herein).  Each related Assignment of Mortgage and Assignment of Leases, Rents and Profits from the Seller to the Purchaser constitutes the legal, valid and binding first priority assignment from the Seller, except as such enforcement may be limited by the Standard Qualifications, any Permitted Encumbrances and any Title Exceptions (as defined herein).  Each Mortgage and Assignment of Leases, Rents and Profits is freely assignable.  Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(6)                                 Permitted Liens; Title Insurance.  Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to the following title exceptions (each such title exception, including any exceptions set forth on Schedule 1(a) hereto, a “Title Exception” and collectively, the “Title Exceptions”):  (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for another Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan; provided that none of items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”).  Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage.  Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Seller thereunder and no claims have been paid thereunder.  Neither the Seller, nor to the Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)                                 Junior Liens.  It being understood that B notes and junior participation interests secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Seller’s knowledge, as of the Reference Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics

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and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing).  Except as set forth in Schedule 1(b) to this Schedule 1, the Seller has no knowledge of any mezzanine debt secured directly by interests in the related borrower.

(8)                                 Assignment of Leases, Rents and Profits.  There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage).  Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications.  The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(9)                                 UCC Filings.  The Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, such have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be.  Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above.  No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)                          Condition of Property.  The Seller or the originator of the Mortgage Loan (i) inspected or caused to be inspected each related Mortgaged Property at least six months prior to origination of the Mortgage Loan and, (ii) if the term of the Mortgage Loan has already continued for at least twelve months, inspected or caused to be inspected each related Mortgaged Property at least once during the past twelve months.

An engineering report (or if the mortgaged property is a ground-up development, a Construction Cost to Complete report in lieu thereof, as applicable) or property condition assessment was prepared in connection with the origination of each Mortgage Loan not more than twelve months prior to the origination of such Mortgage Loan.  To the Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance or repairs for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)                          Taxes and Assessments.  All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Reference Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon.  For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

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(12)                          Condemnation.  As of the date of origination and to the Seller’s knowledge as of the Reference Date, there is no proceeding pending, and, to the Seller’s knowledge as of the date of origination and as of the Reference Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)                          Actions Concerning Mortgage Loan.  As of the date of origination and to the Seller’s knowledge as of the Reference Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any borrower, guarantor, or borrower’s interest in the Mortgaged Property that would materially and adversely affect (a) such borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such borrower’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

(14)                          Escrow Deposits.  All escrow deposits and payments required to be escrowed with lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Seller to Purchaser or its servicer.

(15)                          No Holdbacks.  The Stated Principal Balance as of the Reference Date of the Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to this Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the borrower or other considerations determined by the Seller to merit such holdback).

(16)                          Insurance.  Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating of at least A or better and a financial class of VIII or better by A.M. Best Company, Inc. (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related borrower is required to maintain coverage for windstorm and/or windstorm-related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm-related perils and/or named storms.

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The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $1 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an earthquake.  In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance.  If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated least “A:VIII” by A.M. Best Company, Inc. or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by Standard & Poor’s Financial Services, LLC in an amount not less than 100% of the SEL.

The Loan Documents provide that if a specified percentage (which is in no event greater than 20%) of the reasonably estimated aggregate fair market value of the Mortgaged Property is damaged or destroyed, the lender shall have the option, in its sole discretion, to apply the net casualty insurance proceeds received to the payment of the Mortgage Loan or to allow such proceeds to be used for the repair or restoration of the Mortgaged Property.

All premiums on all insurance policies referred to in this section required to be paid as of the Reference Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured.  Such insurance policies will inure to the benefit of the Trustee.  Each related Mortgage Loan obligates the related borrower to maintain all such insurance and, at such borrower’s failure to do so, authorizes the lender to maintain such insurance at the borrower’s cost and expense and to charge such borrower for related premiums.  All such insurance policies (other than commercial liability policies) require at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Seller.

(17)                          Access; Utilities; Separate Tax Lots.  Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)                          No Encroachments.  To the Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.  No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.  No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or

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current use of such Mortgaged Property or for which insurance or endorsements were obtained with respect to the Title Policy.

(19)                          No Contingent Interest or Equity Participation.  No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by the Seller.

(20)                          Compliance with Usury Laws.  The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(21)                          Authorized to Do Business.  To the extent required under applicable law, as of the Reference Date or as of the date that such entity held the Note, each holder of the Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan.

(22)                          Trustee under Deed of Trust.  With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(23)                          Local Law Compliance.  To the Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial, healthcare and multi-family mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Reference Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) are insured by the Title Policy or a law and ordinance or other insurance policy or (ii) would not have a material adverse effect on the Mortgage Loan.  The terms of the Loan Documents require the borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws

(24)                          Licenses and Permits.  Each borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Seller’s knowledge based upon a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial, healthcare and multi-family mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect.  The Mortgage Loan requires the related borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(25)                          Recourse Obligations.  The Loan Documents for each Mortgage Loan provide that such Mortgage Loan is non-recourse to the related parties thereto except for certain carve-outs, including but not limited to the following:  (a) the related borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related borrower and/or its principals specified in the related Loan Documents, which acts generally include the following:  (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents, insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property, and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Mortgage Loan shall become full recourse to the related borrower and at least one individual or entity, if the related borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(26)                          Mortgage Releases.  The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial

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release, accompanied by principal repayment of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon repayment in full of such Mortgage Loan, (c) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (d) as required pursuant to an order of condemnation.

(27)                          Financial Reporting and Rent Rolls.  Each Mortgage requires the borrower to provide the owner or holder of the Mortgage with quarterly and annual operating statements, and quarterly rent rolls for properties and annual financial statements, which annual financial statements with respect to each Mortgage Loan with more than one borrower are in the form of an annual combined balance sheet of the borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(28)                          Acts of Terrorism Exclusion.  With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and further amended by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy.  With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Seller’s knowledge, do not, as of the Reference Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy.  With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Schedule 1(a) to this Schedule 1; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then; provided that terrorism insurance is commercially available, the borrower under each Mortgage Loan is required to carry terrorism insurance, but in such event the borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(29)                          Due on Sale or Encumbrance.  Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related borrower, (iv) transfers to another holder of direct or indirect equity in the borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified

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in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraph (26) herein or the exceptions thereto set forth in Schedule 1(a) to this Schedule 1 or (vii) as set forth in Schedule 1(b) to this Schedule 1 by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt as set forth in Schedule 1(c) to this Schedule 1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth in Schedule 1(d) hereto, or (iv) Permitted Encumbrances.  The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(30)                          Single-Purpose Entity.  Each Mortgage Loan requires the borrower to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding.  Both the Loan Documents and the organizational documents of the borrower with respect to each Mortgage Loan with a Reference Date Stated Principal Balance in excess of $5 million provide that the borrower is a Single-Purpose Entity, and each Mortgage Loan with a Reference Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the borrower.  For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Reference Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(31)                          Ground Leases.  For purposes of this Agreement, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

1.             With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Seller, its successors and assigns, the Seller represents and warrants that:

(a)                                 The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction.  The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)                                 The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and

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no such consent has been granted by the Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)                                  The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)                                 The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)                                  The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)                                   The Seller has not received any written notice of material default under or notice of termination of such Ground Lease.  To the Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)                                  The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)                                 A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)                                     The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Seller in connection with loans originated for securitization;

(j)                                    Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to the restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)                                 In the case of a total or substantially total loss or taking, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

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(l)                                     Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(32)                          Servicing.  The servicing and collection practices used by the Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(33)                          Origination and Underwriting.  The origination practices of the Seller (or the related originator if the Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Schedule 1.

(34)                          No Material Default; Payment Record.  No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date.  To the Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan or participation agreement, if applicable, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or participation agreement, if applicable, or the value, use or operation of the related Mortgaged Property; provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Seller in this Schedule 1.  No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(35)                          Bankruptcy.  As of the date of origination of the related Mortgage Loan and to the Seller’s knowledge as of the Reference Date, no borrower, guarantor or tenant occupying a single-tenant property is a debtor in any state or federal bankruptcy, insolvency or similar proceeding.

(36)                          Organization of Borrower.  With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the borrower delivered by the borrower in connection with the origination of such Mortgage Loan, the borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico.  Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a borrower that is an Affiliate of another borrower. (An “Affiliate” for purposes of this paragraph (36) means, a borrower that is under direct or indirect common ownership and control with another borrower.)

(37)                          Environmental Conditions.  A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan was delivered to the Seller within 12 months prior to the origination date of each Mortgage Loan (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true:  (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead-based paint or lead in drinking water, and the only recommended action

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in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no-further-action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than [A-] (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action.  To the Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(38)                          Appraisal.  The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within six months of the Mortgage Loan origination date.  The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located.  Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.

(39)                          Mortgage Asset Schedule.  The information pertaining to each Mortgage Asset that is set forth in the schedule attached as Exhibit A to the Mortgage Asset Purchase Agreement is true and correct in all material respects as of the Reference Date and contains all information required by the Mortgage Asset Purchase Agreement to be contained therein.

(40)                          Cross-Collateralization.  No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is not owned by the Issuer, except as set forth in Schedule 1(d) to this Schedule 1.

(41)                          Advance of Funds by the Seller.  After origination, no advance of funds has been made by the Seller to the related borrower other than in accordance with the Loan Documents, and, to the Seller’s knowledge, no funds have been received from any person other than the related borrower or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents).  Neither the Seller nor any affiliate thereof has any obligation to make any capital contribution to any borrower under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(42)                          Compliance with Anti-Money Laundering Laws.  The Seller (or the related originator if the Seller was not the originator) has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA PATRIOT Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

(43)                          Floating Interest Rates.  Each Mortgage Loan bears interest at a floating rate based on LIBOR.

(44)                          Participations.  With respect to each Mortgage Asset that is a Participation:

(i)                                     Either (A) the Participation is treated as a real estate asset for purposes of Section 856(c) of the Code, and the interest payable pursuant to such Participation is treated as interest on an obligation secured by a mortgage on real property or on an interest in real property for purposes of Section 856(c) of the Code, or (B) the Participation qualifies as a security that would not otherwise cause

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ARMS Equity to fail to qualify as a REIT under the Code (including after the sale, transfer and assignment to the Issuer of such Senior Participation);

(ii)                                  To the actual knowledge of the Seller, as of the Closing Date, the related Participating Institution was not a debtor in any outstanding proceeding pursuant to the federal bankruptcy code;

(iii)                               The Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Participation is or may become obligated;

(iv)                              The participation agreement is legal, valid and enforceable as between its parties, and provides that (other than any Non-Controlling Participations) the lead and control participant or participants (the “Lead Participant”) have full power, authority and discretion to service the Mortgage Asset, modify and amend the terms thereof, pursue remedies and enforcement actions, including foreclosure or other legal action, without consent or approval of any other participant (each, a “Third-Party Participant”);

(v)                                 Each Third-Party Participant is required to pay its pro rata share of any expenses, costs and fees associated with servicing and enforcing rights and remedies under the related Mortgage Asset upon request therefor by the related servicer or Lead Participant;

(vi)                              Each participation agreement is effective to convey the participation interest to the related participants and is not intended to be, or to be effective as, a loan or other financing secured by the Mortgage Asset or the underlying Whole Loan.  If the Issuer will be the Lead Participant, the Lead Participant owes no fiduciary duty or obligation to any Third-Party Participant under any participation agreement;

(vii)                           All amounts due and owing to any Third-Party Participant pursuant to each participation agreement have been duly and timely paid.  There is no default by the Lead Participant, or to the Seller’s knowledge, by any Third-Party Participant under any participation agreement;

(viii)                        The participation interest and, if being transferred to the Issuer, the Lead Participant role, rights and responsibilities are assignable by the Seller without consent or approval other than those that have been obtained;

(ix)                              If the Issuer will be the Lead Participant, the terms of the participation agreement do not require or obligate the Lead Participant or its successor or assigns to repurchase the participation interest under any circumstances; and

(x)                                 The Seller, in selling any other participation interest to a Third-Party Participant, made no misrepresentation, fraud or omission of information necessary for such Third-Party Participant to make an informed decision to purchase its participation interest.

(45)                          Health Care Mortgage Loans.  To the Seller’s knowledge, with respect to each Mortgage Loan that is secured by healthcare property as of the date of origination and as of the Reference Date:

(i)                                     All Medicare and Medicaid provider agreements, certificates of need (if required), certifications, governmental licenses, permits and regulatory agreements, including certificates of operation, completion and occupancy, and state Skilled Nursing Facility licenses, Assisted Living Facility licenses, Independent Living Facility licenses or other licenses required by Health Care Authorities for the legal use, occupancy and operation of each Facility that are necessary to operate each Facility have been obtained and are in full force and effect, including approved provider status in any third-party payor program, including of a governmental authority in which a Facility participates (or if the tenant, operator, manager and/or UPL Counterparty, as applicable, is seeking approved provider status in any such third-party payor program, the continued approved provider status of the prior tenant, operator, manager and/or UPL Counterparty, as applicable, during the interim period pending such approval), and a valid certificate of need or similar

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certificate or license of the applicable state department of health or equivalent (or any subdivision), or the state licensing agency, as applicable, for the requisite number of beds (collectively, the “Health Care Licenses”), except where the failure to obtain and maintain such Health Care Licenses would not reasonably be expected to have a Material Adverse Effect. Each tenant, operator, manager and/or UPL Counterparty, as applicable, owns and/or possesses, and holds free from restrictions or conflicts with the rights of others, all such respective Health Care Licenses applicable to the operation of each applicable Facility, and will operate or cause each Facility to be operated in such a manner that the Health Care Licenses shall remain in full force and effect;

(ii)                                  Each Facility is duly licensed, as and if required under the applicable laws of the State in which such Facility is located. The licensed bed capacity of each Facility is as set forth in the applicable Underlying Instruments and the available bed count at each Facility is as set forth in the applicable Underlying Instruments. Neither the borrowers nor any tenant, operator, manager and/or UPL Counterparty, as applicable, has applied to reduce the licensed bed capacity at any Facility below that set forth in the Underlying Instruments or to move or transfer the right to any and all of the licensed or certified beds of any Facility to any other location or to amend or otherwise change any Facility, and there are no proceedings or actions pending or contemplated to reduce the licensed bed capacity of any Facility below that set forth in the Underlying Instruments;

(iii)                               Each Health Care License with respect to a Facility (i) has not been (A) transferred to any location other than the applicable Facility or (B) pledged as collateral security, (ii) is held free from restrictions or known conflicts that would reasonably be expected to have or Material Adverse Effect and (iii) is not provisional, probationary or restricted in any way, except where (A) it is customary in the state or locality where such Facility is located for such Health Care License to be initially granted on a probationary or conditional basis and (B) such tenant, operator, manager and/or UPL Counterparty, as applicable, is in the process of, and has made good-faith efforts towards, removing such probation or condition or applying for such Health Care License without such probation or condition, in each case pursuant to established procedures, and expects in good faith to succeed in removing such probation or condition or receiving such Health Care License without such probation or condition in the foreseeable future;

(iv)                              No tenant, operator, manager and/or UPL Counterparty, as applicable, or Facility has taken any action to rescind, withdraw, revoke, materially amend, modify or supplement or otherwise materially alter the nature, tenor or scope of any Health Care License or applicable participation or provider agreement with any third-party payor program, including with a governmental authority, except as the same may increase the tenor, scope or value of such Health Care License or third-party payor program participation;

(v)                                 Except as otherwise provided in clause (vi) below, each tenant, operator, manager and/or UPL Counterparty, as applicable (and the operation of each Facility), is in compliance in all material respects with all applicable provisions of Health Care Requirements, including, (i) staffing requirements, (ii) health, fire and life safety codes, including quality and safety standards, (iii) federal, state or local laws, rules, regulations or published interpretations or policies relating to the prevention of fraud and abuse, (iv) insurance, reimbursement and cost reporting requirements, (v) government payment program requirements and disclosure of ownership requirements; (vi) requirements of applicable Health Care Authorities, including those relating to each Facility’s physical structure and environment, licensing, quality and adequacy of medical care, distributions of pharmaceuticals, rate setting, equipment, personnel, operating policies, and fee splitting, and (vii) any other applicable laws, regulations or agreements for reimbursement for the type of care or services provided by such tenant, operator, manager and/or UPL Counterparty, as applicable, with respect to each Facility.  As used in this clause (v), “compliance in all material respects” means a level of compliance that would keep the borrowers and any tenant, operator, manager and/or UPL Counterparty, as applicable (and the operation of each Facility in the ordinary course of business), free from any material proceedings or sanctions by any governmental authority or Health Care

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Authority having jurisdiction over the operation of any Facility that would reasonably be expected to have a Material Adverse Effect;

(vi)                              Except as otherwise set forth on Schedule 1(a) to this Schedule 1, each tenant, operator, manager and/or UPL Counterparty, as applicable, (i) is in compliance in all material respects with the requirements for participation in the Medicare and Medicaid programs with respect to each Facility that currently participates in such programs, and (ii) has a current provider agreement under Title XVIII and/or XIX of the Social Security Act, which is in full force and effect. Other than as set forth on Schedule 1(a) to this Schedule 1, no tenant, operator and/or manager, as applicable, has had any deficiencies on its most recent Facility Survey that has been posted online and is available for public inspection (standard or complaint) that did result in a denial of payment for new admissions and/or no opportunity to correct prior to termination, and no material penalty enforcement action, except as would not have a Material Adverse Effect, has been taken under the last Facility Survey cycle. Except as otherwise set forth on Schedule 1(a) to this Schedule 1, no tenant, operator, manager and/or UPL Counterparty, as applicable, had any deficiencies at “level G” or above on its most recent Facility Survey that has been posted online and is available for public inspection (standard or complaint), nor has any tenant, operator, manager and/or UPL Counterparty, as applicable, been cited with any substandard quality of care deficiencies (as that term is defined in Part 488 of 42 C.F.R.) for the past two consecutive Facility Surveys. Except as set forth on Schedule 1(a) to this Schedule 1, no Facility has been the subject of a “double G” determination for the last three (3) years;

(vii)                           Except as otherwise set forth on Schedule 1(a) to this Schedule 1, neither the borrowers, nor any tenant, operator, manager and/or UPL Counterparty, as applicable, are known to the Seller, based upon due diligence customarily performed in connection with the origination of a Mortgage Loan secured by healthcare property, to be a target of, participant in or subject to, (A) any action, proceeding, suit, audit, investigation or sanction by any Health Care Authority or any other administrative or investigative body or entity or (B) any non-frivolous whistleblower suits or other suits by patients or residents that the Seller in good faith does not believe are frivolous or suits brought pursuant to federal or state False Claims Acts or Medicaid/Medicare/State fraud/abuse laws, which may result, directly or indirectly or with the passage of time, in the imposition of a material fine, penalty, alternative, interim or final sanction, a lower rate certification, recoupment, recovery, suspension or discontinuance of all or part of reimbursement from any Health Care Authority, third-party payor, insurance carrier or private payor, a lower reimbursement rate for services rendered to eligible patients, or any other civil or criminal remedy, and which would reasonably be expected to have a Material Adverse Effect, including any Facility’s ability to accept or retain residents, or which could reasonably be expected to result in the appointment of a receiver or manager, or in the modification, limitation, annulment, revocation, termination, non-renewal, transfer, surrender, suspension or other impairment of a Health Care License or affect any tenant’s, operator’s and/or manager’s (as applicable) participation in the Medicare, Medicaid, or third-party payor program, as applicable, or any successor program thereto, provided that an attorney’s request for resident records, in and of itself, may not be considered as such a threat for the purpose of this clause (vii);

(viii)                        There are no agreements with residents of any Facility, or with any other Persons, which deviate in any material adverse respect from, or which conflict with, any Health Care Requirements. The format of residents records complies in all material respects with all applicable Health Care Requirements and legal requirements and each Facility has policies and procedures to ensure that all resident records at each Facility, including patient and/or resident accounts records, are true, complete, and correct in all material respects;

(ix)                              The execution and delivery of the Underlying Instruments, the respective borrowers’ performances thereunder, and the recordation of the applicable mortgages will not (i) adversely affect in any material respect, any tenant’s, operator’s, manager’s and/or UPL Counterparty’s right to receive Medicaid, Medicare, insurance company, managed care company, or other third-party insurance payments or reimbursements or to receive private payor payments or reimbursements, (ii)

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materially reduce the Medicaid, Medicare, insurance company, managed care company, or other third- party insurance payments or reimbursements or materially reduce private payor payments or reimbursements that any tenant, operator, manager and/or UPL Counterparty, as applicable, is receiving as of the date of origination, or (iii) materially adversely affect the Health Care Licenses;

(x)                                 Other than the Medicare and Medicaid programs, no borrowers and no tenants, operators, managers and/or UPL Counterparties, as applicable, is a participant in any federal, state or local program (other than small local programs, if any) whereby any Health Care Authority may have the right to recover funds with respect to the related Mortgaged Property by reason of the advance of federal, state or local funds, including those authorized under the Hill Burton Act (42 U.S.C. 291, et seq.). The borrowers have received no notice, and are not aware of any violation of applicable antitrust laws;

(xi)                              Each tenant, operator, manager and/or UPL Counterparty, as applicable, each have instituted, and each Facility is operated in compliance in all material respects with, policies and plans for complying with applicable legal requirements and Health Care Requirements;

(xii)                           Each tenant, operator, manager and/or UPL Counterparty, as applicable, is in compliance in all material respects with the Healthcare Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder and Pub. L No. 104-191, as amended by the Health Information Technology for Economic and Clinical Health Act, Title XIII of the American Recovery and Reinvestment Act of 2009 and related regulations promulgated by the Secretary of Health and Human Services, to the extent applicable;

(xiii)                        Except as set forth on Schedule 1(a) to this Schedule 1, or as would not have or reasonably be expected to have a Material Adverse Effect, there is no threatened or pending revocation, suspension, termination, probation, restriction, limitation, or non-renewal affecting any tenant, operator, manager and/or UPL Counterparty, as applicable, or any Facility, or provider agreement with any third-party payor, Medicare or Medicaid;

(xiv)                       All Medicare, Medicaid, and private insurance cost reports and financial reports submitted by or on behalf of each Facility are materially accurate and complete and have not been misleading in any material respect. Except as would not have or reasonably be expected to have a Material Adverse Effect and except as provided in Schedule 1(a) to this Schedule 1, and except in the ordinary course of business, (i) there are no current, pending or outstanding Medicare, Medicaid, or third-party payor programs reimbursement audits or appeals pending at any of the Facilities, (ii) there are no cost report years that are subject to audits, no cost reports remain “open” or unsettled, and (iii) there are no current or pending material Medicare, Medicaid, or third-party payor programs recoupment efforts at any Facility;

(xv)                          Except as otherwise set forth in Schedule 1(a) to this Schedule 1 and except as would not reasonably be expected to have a Material Adverse Effect and except to the extent a waiver has been granted by the applicable governmental authority, each Facility and the use thereof complies in all material respects with all applicable local, state, and federal building codes and fire and life safety codes applicable to such Facility;

(xvi)                       Any existing agreement relating to the management, administration or operation of each Facility is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that with the passage of time and/or the giving of notice would constitute a default thereunder. Any existing agreement relating to the management, administration or operation of each Facility has received all necessary approvals from the applicable Health Care Authority;

(xvii)                    Borrowers have delivered an occupancy report for each related Mortgaged Property; and

(xviii)                 Each operating lease and all other existing agreements relating to the operation and/or management of each Facility have received all necessary approvals from the applicable Health Care Authority.

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As used in paragraph (45) of this Schedule 1, the following terms shall have the respective meanings specified below:

“Assisted Living Facility” means, a facility licensed by a state Healthcare Authority to provide supervision or assistance with activities of daily living, coordination of services by healthcare providers and monitoring of resident activities to help ensure their health, safety and well-being.

“Facility” means, an Assisted Living Facility, an Independent Living Facility and/or a Skilled Nursing Facility, in each case, related to a Mortgaged Property.

“Facility Survey” means, an on-site inspection of a Facility by a Healthcare Authority with jurisdiction over such Facility to determine if the tenant, operator and/or manager, as applicable, is meeting minimum quality and performance standards.

“Healthcare Authorities” means any governmental authority or quasi-governmental authority or any agency, intermediary, board, authority or entity concerned with the ownership, operation, use or occupancy of any Mortgaged Property as a Skilled Nursing Facility or an Assisted Living Facility or an Independent Living Facility.

“Healthcare Requirements” means, with respect to each Mortgaged Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions or agreements, in each case, pertaining to or concerned with the establishment, construction, ownership, operation, use or occupancy of such Mortgaged Property or any part thereof in accordance with its Healthcare License and all material permits, licenses and authorizations and regulations relating thereto, including all material rules, orders, regulations and decrees of and agreements with Healthcare Authorities as pertaining to such Mortgaged Property.

“Independent Living Facility” means, a facility that is not required to be licensed by a state Health Care Authority and that provides residents with private living accommodations, and common areas for dining, social and recreational activities and other amenities within the same facility or within conjoined or contiguous structures.

“Lien” means any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, PACE Loan or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any portion of any Mortgaged Property or any interest therein, or any direct or indirect interest in any of the borrowers, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Material Adverse Effect” means, any event, action (or failure to take action) or condition relating to (a) the business, operations, economic performance, assets or condition (financial or otherwise) of (i) any of the borrowers, (ii) any of the guarantors, (iii) any tenant, operator and/or manager, as applicable, (iv) any Mortgaged Property lease, (v) any operating lease or (vi) any Mortgaged Property or any Facility thereon; (b) the ability of any borrower or guarantor to perform, in all material respects, its obligations under each of the Underlying Instruments to which it is a party; (c) the ability of any tenant, operator and/or manager, as applicable, to perform, in all material respects, its obligations under any applicable lease; (d) the enforceability or validity of (i) any Mortgaged Property lease, (ii) any operating lease, (iii) any Underlying Instrument or the perfection or priority of any Lien created under any Underlying Instrument; (e) the value of, or cash flow from, each Mortgaged Property or the operations thereof; or (f) the rights, interests and remedies of any lender under any of the Underlying Instruments, which, in each case, either individually or cumulatively, would have a material adverse effect on the value of the related Mortgage Loan or the ability of the borrower(s) to make interest or principal payments when due pursuant to the related Underlying Instruments.

“NSGO” means non-state government owned or operated.

“UPL Counterparty” means individually and/or collectively (as the context may require), as applicable, the person listed, with respect to each applicable Mortgaged Property, as NSGO under the applicable Underlying Instrument, and/or the applicable tenant, operator and/or manager, as applicable, then managing such Mortgaged Property

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pursuant to any applicable management agreement between such tenant, operator and/or manager, as applicable, and such person listed as NSGO under the applicable Underlying Instrument.

“Skilled Nursing Facility” means, a facility licensed by a state Healthcare Authority to provide short-term and long-term custodial care, skilled nursing and rehabilitation services.

For purposes of these representations and warranties, the phrases “the Seller’s knowledge” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge of the Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth herein, based upon due diligence customarily performed in connection with the origination of a Mortgage Loan secured by healthcare property.

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SCHEDULE 1(a)

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

Representation numbers referred to below relate to the corresponding Closing Date Mortgage Asset representations and warranties set forth in Schedule 1 to this Agreement.

Mortgage Asset	Representation	Exception
Planet Self Storage Portfolio	#36

The borrower under the Planet Self Storage Portfolio loan is owned, in part, and controlled by Robert Moser, who also owns, in part, and controls the borrowers under the King Arthur - West Valley City loan and the King Arthur - Draper loan.

Central West End	#12 & 13

The city of St. Louis has issued a notice and list of building violations at the property which must be cured by August 9, 2018. The current seller and borrower are in the process of curing these violations, and ART has reserved sufficient funds from loan proceeds, with a contingency amount, to fully satisfy and cure all building violations.

#15

Interest shall not accrue on certain funds in the renovation reserve—$7,664,744—until the earlier of (i) the date on which any funds are first disbursed to the borrower and (ii) October 16, 2018. Thus, if the borrower does not draw on such funds, interest will start accruing on the full $7,664,744 from and after October 16, 2018. If the borrower draws any amount prior to October 16, 2018, interest starts accruing on such funds drawn as of the date of that draw.

#31(e)

One of the buildings under the Central West End loan has a ground lease for surface parking. The lessee is not to “transfer” (which includes granting a mortgage) this ground lease without the lessor’s prior written consent, which consent shall not be unreasonably withheld. Although the lessee is entitled to encumber its leasehold interest to any lender holding a deed of trust on another building under the Central West End loan, an estoppel obtained in connection with the closing contains a consent to the granting of such deed of trust in favor of the Arbor Parent.

#31(i)

No subletting is permitted without the lessor’s prior written consent; however, the leased premises is a surface parking lot which is used by building residents and is not separately sublet to any party.

#31(j)

The property is unimproved so that the representations regarding insurance for casualties are not applicable to the leased premises. The ground lease has been in existence for more than 20 years, so the risk of any condemnation was deemed to be minimal.

#31(k)

The property is unimproved so that the representations regarding insurance for casualties are not applicable to the leased premises. The ground lease has been in existence for more than 20 years, so the risk of any condemnation was deemed to be minimal.

#36

The borrowers under the Central West End participation are owned, in part, and controlled by the same sponsors who also own, in part, and control the borrower under the Landmark at Mountain View participation.

The Redford	#16

The 2018 insurance policy has a layered program including 19 carriers on property coverage, 3 of which are either not S & P rated or below requirements, however their A.M. Best rating meets or exceeds requirements.

Preston Hollow	#36	The borrower under the Preston Hollow participation is owned, in part, and controlled by the same sponsors who also own, in part, and control the borrower under The Katy Apartments participation.

Sch. 1(a)-1

Mortgage Asset	Representation	Exception
The Katy Apartments	#36	The borrower under The Katy Apartments participation is owned, in part, and controlled by the same sponsors who also own, in part, and control the borrower under the Preston Hollow participation.
Landmark at Mountain View	#26

A partial release price to be paid in connection with any partial release shall be all sale or refinance proceeds (as applicable) are to be paid to the lender (to be applied as set forth in the related loan agreement), provided that the unreleased property has a loan-to-value (“LTV”) of no greater than 70% and a debt service coverage ratio of no less than 1.35x.

#36

The borrowers under the Landmark at Mountain View participation are owned, in part, and controlled by the same sponsors who also own, in part, and control the borrower under the Central West End participation.

Willow Point Apartments	#36	The borrower under the Willow Point Apartments loan is owned, in part, and controlled by Pinchos Shemano, who also owns, in part, and controls the borrower under the Cypress Village Apartments loan.
Campus Commons	#36	The borrower under the Campus Commons participation is owned, in part, and controlled by the same sponsors who also own, in part, and control the borrowers under The Mark Apartments.
Wilshire Victoria Apartments	#25	Loan is full recourse.
	#30	A non-consolidation opinion was received at closing; however, the loan is full recourse.
Carrington Park I	#36	Carrington Park I and Carrington Park II have common sponsors.
King Arthur - Draper	#36

The borrower under the King Arthur - Draper loan is owned, in part, and controlled by Robert Moser, who also owns, in part, and controls the borrowers under the Planet Self Storage Portfolio loan and the King Arthur - West Valley City loan.

The Mark Apartments	#36	The borrowers under The Mark Apartments are owned, in part, and controlled by the same sponsors who also own, in part, and control the borrower under the Campus Commons participation.
309 East 75th Street	#36	The 309 East 75th Street borrower is an affiliate of the 528 East 85th Street borrower.
Cypress Village Apartments	#36	The borrower under the Cypress Village Apartments loan is owned, in part, and controlled by Pinchos Shemano, who also owns, in part, and controls the borrower under the Willow Point Apartments loan.
King Arthur - West Valley City	#36

The borrower under the King Arthur - West Valley City loan is owned, in part, and controlled by Robert Moser, who also owns, in part, and controls the borrowers under the Planet Self Storage Portfolio loan and the King Arthur - Draper loan.

528 East 85th Street	#36	The 528 East 85th Street borrower is an affiliate of the 309 East 75th Street borrower.
Carrington Park II	#36	Carrington Park I and Carrington Park II have common sponsors.

Sch. 1(a)-2

SCHEDULE 1(b)

Existing Mezzanine Debt

None

Sch. 1(b)-1

SCHEDULE 1(c)

Future Mezzanine Debt

None

Sch. 1(c)-1

SCHEDULE 1(d)

Crossed Mortgage Assets

•                  Cross-collateralized

•                  None

•                  Cross-defaulted

•                  Carrington Park I and Carrington Park II(1)

(1)  These Mortgage Assets are not currently cross-defaulted but are expected to become cross-defaulted as of the Closing Date.

Sch. 1(d)-1